Exhibit 3

SCHEDULE A

Directors and Executive Officers of the Reporting Person

The following table sets forth certain information with respect to the directors and executive officers of the Reporting Person. Unless otherwise specified below, the business address and address of the organization of principal occupation or employment of each director and executive officer of the Reporting Person is 3855 Ambrosia Street, Suite 301 Castle Rock, CO, USA 80109.

Name	Position	Citizenship
Benjamin Yi	Director and Executive Chairman	Canada
Jason Les	Director and Chief Executive Officer	United States
Jaime Leverton	Director	Canada
Michael Turner	Director	Canada
Doug Mouton	Director	United States
Lance D’Ambrosio	Director	United States
Colin Yee	Executive Vice President, Chief Financial Officer	Canada
William Jackman	Executive Vice President, General Counsel and Secretary	Canada
Jason Chung	Executive Vice President, Head of Corporate Development & Strategy	Canada
Ryan Werner	Senior Vice President, Chief Accounting Officer	United States
Stephen Howell	Chief Operating Officer	United States